Exhibit 99.1

   FOSSIL, INC. UPDATES FOURTH QUARTER AND FISCAL 2005 EARNINGS ESTIMATES;
                         INTRODUCES FISCAL 2006 GUIDANCE

                  COMPANY TO HOLD CALL TODAY AT 5:00 PM EASTERN

     RICHARDSON, Texas, Feb. 2 /PRNewswire-FirstCall/ -- Fossil, Inc. (Nasdaq:
FOSL) today announced that it expects fourth quarter net sales, ended December 31, 2005, to approximate $324 million, representing a 2% (5% excluding currency impact) increase over fourth quarter fiscal 2004 net sales of $318 million and versus the Company's previous guidance of $343 million. The Company has not completed all aspects of its financial close at this time but estimates that fourth quarter diluted earnings per share will be in the range of $0.28 to $0.31. These estimates are in comparison to fourth quarter fiscal 2004 diluted earnings per share of $0.47 and the Company's previous expectations of $0.48. The earnings shortfall was primarily a result of lower consolidated sales and gross profit margins than previously anticipated.

     As a result of its updated fourth quarter guidance, the Company now estimates full year fiscal 2005 diluted earnings per share will be in the range of $1.04 to $1.07 per diluted share, $0.87 to $0.90 per diluted share, excluding approximately $12 million of tax benefits related to repatriation of foreign earnings under the American Jobs Creation Act of 2004 ("The Act"), as compared to fiscal 2004 diluted earnings per share of $1.22. The Company also noted that its inventory at year end is expected to be approximately 30% to 40% above prior year levels. The Company is scheduled to report full results for the fourth quarter and fiscal 2005 year ending December 31, 2005 during the week of February 20th.

     Commenting on the announcement, Mike Kovar, Chief Financial Officer stated, "We are disappointed in not reaching our fourth quarter and full year financial goals. Our sales shortfall in our domestic watch business inclusive of a 17% decline in fourth quarter sales of FOSSIL(R) watches and lower than expected sales growth in Europe and Asia offset the continued double-digit sales growth in our accessories business and company-owned retail stores. In comparison to the prior year fourth quarter, gross profit margins fell by over four hundred basis points based primarily on a sales mix shift from higher to lower margin businesses and higher to lower margin geographical regions, in addition to higher freight costs and slightly higher markdowns. On a positive note, expenses are expected to increase generally in line with our sales increase for the quarter. From an inventory perspective, although we believe gross profit margins could be negatively impacted as we return to more healthy stock levels, the sales dollars generated on the reduction of our excess stock would be incremental to the sales guidance we are outlining for 2006 and are not expected to negatively impact 2006 diluted earnings per share estimates."

     "During 2006, we have a number of initiatives that will add to the already strong accessories growth we experienced during 2005," Mr. Kovar continued. "New businesses such as the worldwide rollout of adidas(R) watches, Marc by Marc Jacobs(R) watches and the introduction of Michele(R) and Diesel(R) jewelry should make solid contributions during 2006 and beyond. However, until we can generate the catalyst to reinvigorate watch sales we will hold ourselves to more modest sales growth expectations and focus on reducing our expenses accordingly. Therefore, we have introduced fiscal 2006 guidance below our historical targets. Notwithstanding this, we continue to be committed to a strategy that results in consistent sales and earnings growth and increased value for our stockholders and believe the initiatives we are implementing will allow us to achieve our goals."

     Fiscal 2006 Outlook

     The Company is introducing sales and earnings guidance for the full fiscal 2006 year and the first quarter of fiscal 2006. For the 2006 fiscal year, the Company currently expects net sales to rise by approximately 9%. Sales for the first half of fiscal 2006 are expected to increase around 7% with second half sales rising approximately 10%. This is principally due to (i) tougher currency comparisons in the first half of the year; and (ii) the launch of new business initiatives weighted more heavily to the second half of the year. Diluted earnings per share for fiscal 2006 are expected to approximate $1.05, which includes a $0.03 to $0.04 per diluted share negative impact from the implementation of SFAS No. 123R, "Share-Based Payment", as well as a $0.06 per diluted share benefit from a lower share count given that the Company completed its 3.5 million share repurchase program in January 2006. This compares to the Company's current expectation for fiscal 2005 earnings of $0.87 to $0.90 per diluted share, excluding tax benefits. For the first quarter of fiscal 2006, the Company currently expects diluted earnings per share to approximate $0.12, as compared to the first quarter fiscal 2005 diluted earnings per share of $0.32, $0.19 diluted earnings per share excluding an approximate $10 million tax benefit related to The Act. This guidance reflects the current prevailing currency exchange rates between the U.S. dollar and foreign currencies of other countries in which the Company operates.

     The Company will broadcast a statement today at 5:00 p.m. ET to discuss its revised fiscal 2005 guidance and 2006 outlook which can be heard by visiting Fossil's website at http://www.fossil.com , selecting Investor Relations on the homepage and then webcasts under the Investor Relations heading.

     Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth in the Company's Current Report on Form 8-K dated September 14, 2004 and the Company's Form 10- K and Form 10-Q reports filed with the Securities and Exchange Commission.

     Fossil, Inc. is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principal offerings include an extensive line of fashion watches sold under the Company's proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at http://www.fossil.com. Certain product, press release and SEC filing information concerning the Company is available at the website.

SOURCE  Fossil, Inc.
    -0-                             02/02/2006
    /CONTACT: Mike Kovar, Chief Financial Officer of Fossil, Inc., +1-972-699-2229; or investor relations, Allison Malkin of Integrated Corporate Relations, +1-203-682-8200, for Fossil, Inc./
    /Web site:  http://www.fossil.com /
    (FOSL)